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                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AS OF THE DATES INDICATED

                                             6/30/00    12/31/1999      12/31/1998      12/31/1997    1/31/97     1/31/96
                                            --------    -----------     -----------     ----------    -------     -------
EARNINGS

Pre-tax income (loss)....................   (38,453)       (283)          (7,836)       (25,913)       (8,357)     (5,026)
Interest.................................     2,524       3,513            4,029            897           812         739
                                            -------       -----           ------        -------        ------      ------
TOTAL EARNINGS...........................   (35,929)      3,230           (3,807)       (25,016)       (7,545)     (4,287)
                                            -------       -----           ------        -------        ------      ------

FIXED CHARGES:

Interest.................................     2,524       3,513            4,029            897           812         739
                                            -------       -----           ------        -------        ------      ------
TOTAL FIXED CHARGES......................     2,524       3,513            4,029            897           812         739
                                            -------       -----           ------        -------        ------      ------
Ratio of Earnings to Fixed Charges.......     (7.66)       0.92            (0.94)        (27.89)        (9.29)      (5.80)
Shortfall................................    38,453         283            7,836         25,913         8,357       5,026
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